Exhibit 10.12

Tiffany Lee Parker Page 1 of 3 Laplata County Clerk Recorded: 2/24/2011 9:42 AM EAS Rec Fee: $16.00 Doc Fee: $0.00 Reception No: 1027315

AFTER RECORDING RETURN TO:

Law Office of John Seibert, LLC
PO Box 3783
102 West 18th Street
Durango, Colorado  81301

Space above this line reserved for Recorder’s use

PERPETUAL NON-PARTICIPATING PRODUCTION ROYALTY DEED

For a good and valuable consideration, the receipt and sufficiency of which is hereby admitted and acknowledged, WILDCAT MINING CORPORATION, whose address is 1630 Ringling Blvd., Sarasota, FL 34236 (hereinafter referred to as "Grantor") hereby grants and conveys to AARON J. TAYLOR and SHARON R. TAYLOR, whose address is 4432 County Road 124, Hesperus, CO  81326, (hereinafter collectively referred to as "Grantee"), as tenants in common, each owning an undivided one-half interest, a perpetual, non-participating production royalty on all of the Subject Minerals produced from the Premises (as those terms are hereinafter defined), in the amounts and upon the terms and conditions hereinafter set forth.

Grantor and Grantee further agree as follows:

1.           Definitions.  The following terms shall have the meanings set forth below unless the context otherwise requires:

(a)           "Subject Minerals" means all metallic and non-metallic minerals of every kind and character whatsoever, precious and base, including oil, gas, and other hydrocarbons, coal, geothermal resources, carbon dioxide and other gases, and sand and gravel.

(b)           (b) "Production Royalty" means the royalty payable on Subject Minerals calculated as set forth in Section 2 below.

(c)           (c) "Premises" means those certain patented lode mining claims situate and being in the California Mining District, La Plata County, Colorado, to-wit:

NAME OF CLAIM (Patented Lode)	PATENT U.S. SURVEY NUMBER
Idaho Millsite	18320
Idaho Millsite No.1	18321
Idaho Millsite No.2	18321
Alpine	18321
Lord Kitchener	17108
Hartford	17108
Gertrude	16616
Good Hope	17124
Sunrise	17124
Cathryn	16616
Midnight	19646
Helen	19515
Midnight No.2	19646
Pay Day	19516 "A"
Pay Day Millsite	19516 "B"

2.           Production Royalty.  Production Royalty payable with respect to Subject Minerals from the Premises shall be determined and calculated as follows:

(a)           If Grantor elects to sell Subject Minerals or ores or other products containing Subject Minerals in raw form, before any processing or beneficiation, the Production Royalty shall be equal to seven percent (7%) of the net proceeds received by Grantor from such sale.  As used herein, "net proceeds" shall mean the gross sales price less deductions for (i) actual transportation costs from the mine to the point of sale, (ii) sampling and assaying costs, and (iii) penalties imposed by the purchaser.

(b)           If Grantor elects to process Subject Minerals or ores or products containing Subject Minerals through a smelter or other processing facility, the Production Royalty shall be equal to three and one half percent (3.5%) of the "value" of such Subject Minerals.  As used herein, "value" shall mean the gross amount received from the smelter or other purchaser, plus any purchaser credits received from the smelter or other processing facility, less (i) actual transportation costs from the mine to the smelter or other point of sale, (ii) actual smelting or other processing costs (to the extent the smelter or other processor has not already deducted them before making payment), and (iii) penalties and sampling or assaying costs imposed by the smelter or other processing facility. No deductions shall be made for mining or milling costs.

(c)           If any sale of Subject Minerals on which Production Royalty is payable hereunder is not made in a bona fide, arms' length transaction with an independent third party, the fair market value of the Subject Minerals sold shall be used for the purposes of determining the Production Royalty to be paid to Grantee.

(d)           Production Royalty payments shall accrue monthly at the end of each month, and shall become due and payable monthly on the 15th day of the following month.  Production Royalty payments shall be accompanied by a settlement sheet showing in reasonable detail the quantities and grades of Subject Minerals processed for the preceding month, the proceeds of sale, costs and other deductions, and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payments, including data pertaining to the weighing, sampling, and assaying of ore produced from the Premises for the calculation of the Production Royalty due hereunder.

3.           Inspection.  Grantee and its duly authorized agents may enter upon the Premises and adjacent mining workings at its own risk and expense to inspect the same at all reasonable times during normal business hours and upon reasonable notice to Grantor, provided such inspection will not unreasonably hinder or interrupt the operations and activities of Grantor.  Grantor will make available to Grantee for inspection and copying all factual and interpretative information concerning drill holes, assays and other data, geologists' reports and mine engineers' reports, pertaining to the Premises or Subject Minerals in the Premises.  In addition, whenever mineral exploration or development or activities have taken place during the preceding six months, Grantor agrees to prepare and deliver reasonably complete summaries to Grantee not less frequently than semi-annually.

4.           Nature of Interest.  The parties hereto agree that the interest herein granted shall run with the Premises, but the parties agree that Grantee's respective heirs, successors, or assigns, shall not have the privilege or power to enter on the Premises, nor the right to drill for or produce any Subject Minerals from the Premises, nor the executive right to execute leases or other operating agreements regarding the production, removal, or sale of Subject Minerals from the Premises, nor any right to seek partition of the mineral estate in the Premises.  Further, the parties hereto agree that the Production Royalty interests conveyed hereby shall be cost-free, and Grantor agrees to pay all costs, expenses, and taxes (including severance taxes) on production.  Grantee shall be liable for and pay all income taxes on money paid to it.

5.           Warranty of Title.  Grantor represents and warrants to Grantee, and Grantee's respective successors, heirs, and assigns that the Production Royalty is free and clear of all liens and encumbrances created or suffered by Grantor or by any person or persons claiming by, through, or under Grantor.  Any exceptions to this warranty are as follows: NONE.

IN WITNESS WHEREOF, Grantor has executed this Perpetual Non-Participating Production Royalty Deed as of the _21st_ day of February 2011.

WITNESSES: /s/ Torii K. Goar Print Name: Torii K. Goar /s/ Kimberly E. Lappin Print Name: Kimberly E. Lappin	WILDCAT MINING CORPORATION a Nevada corporation By: /s/ Roger Tichenor Roger Tichenor President

STATE OF FLORIDA                                                      )
)  ss.
COUNTY OF SARASOTA                                             )

The foregoing instrument was acknowledged before me this 21st day of February, 2011, by Roger Tichenor, the President of Wildcat Mining Corporation, on behalf of the company; who is personally known to me or who has produced Drivers License as identification.

 /s/ Kimberly E. Lappin
Printed Name: Kimberly E. Lappin
Notary Public
My Commission Expires:  10/10/14